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                                                                    Exhibit 99.1


Crusader Holding Corporation Completes Transaction With Royal Bank of
Pennsylvania

PHILADELPHIA, June 25/PRNewswire/ -- Crusader Holding Corporation (Nasdaq: CRSB) announced today that it has completed its previously announced sale of substantially all of its assets and liabilities to Royal Bank of Pennsylvania ("Royal Bank"). The Company received proceeds of approximately $42.7 million. The transaction was approved by the Company's shareholders on June 11, 2001.

As described more fully in the Company's Proxy Statement dated May 14, 2001, the Company will make a distribution of the distributable proceeds following the determination of the post-closing adjustment for the change in the Company's book value between May 31, 2001 and the closing date. This determination is scheduled to be made with 30 business days. The Company cannot determine the amount of proceeds to be distributed to shareholders until after completing the post-closing adjustment and determining, among other things, closing costs and the amount necessary to be retained to cover ongoing expenses and other amounts as set forth in the Proxy Statement.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties, including the determination of the post-closing adjustment, and whether any additional proceeds will be realized by the Company as a result thereof, and the amount of proceeds that will be available for distribution to shareholders, all of which could cause actual results to materially differ from those in the forward-looking statements. For a description of additional factors affecting the Company's business, see the Company's periodic reports filed with the Securities and Exchange Commission.

CONTACT:  Bruce A. Levy, President of Crusader Holding Corporation, 215-893-1500


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